UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2007

HOOKER FURNITURE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112	(276) 632-0459

(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION,

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES AND

ITEM 2.06. MATERIAL IMPAIRMENTS

On January 17, 2007, Hooker Furniture Corporation (“Hooker or “the Company”) decided to close the Company’s Martinsville, Va. plant by the end of March 2007. The Company met with affected employees and announced the planned closing on January 17, 2007. The Company decided to close the plant in response to a continued trend of decreased order and sales rates for the Company’s domestically produced wood furniture and increased demand and sales for its imported wood and metal furniture. This trend reflects the shift of furniture production to offshore suppliers throughout the industry. Since 2003, Hooker has closed a domestic wood furniture plant each year as the Company’s product mix has increasingly shifted toward imported wood and metal furniture. The Company expects to reduce fixed operating expenses by $2.8 to $3.5 million annually by closing the Martinsville facility.

The Martinsville facility is part of a 760,000 square-foot manufacturing and warehouse complex located next to the Company’s headquarters. This is the last wood furniture manufacturing facility operated by the Company. The plant employs approximately 280 people, representing approximately 27% of the Company’s total workforce. The facility produces bedroom and home entertainment furniture. While the plant will close by late March, the Company expects warehouse operations will continue for the foreseeable future.

Due to current inventory levels, the Company expects no impact in the near term on delivery schedules to dealers.

In connection with the closing, Hooker expects to record total restructuring and related asset impairment charges of $7.0 to $7.8 million pretax ($4.3 to $4.8 million after tax, or $0.36 to $0.40 per share) as follows:

•	Asset impairment charges of $3.9 to $4.3 million pretax ($2.4 to $2.6 million after tax, or $0.20 to $0.22 per share) to write down the facility’s real and personal property to estimated fair market value will be recorded in the 2006 fourth quarter;

•	Severance and benefit costs of $2.2 to $2.4 million and other restructuring expenses of $380,000 to $420,000, totaling $2.6 to $2.9 million pretax ($1.6 to $1.8 million after tax, or $0.13 to $0.15 per share) will be recorded in January 2007, during the Company’s two-month transition period. As previously announced, this transition period results from the change to a January year-end from the Company’s current November 30th year-end. The first full year under the new fiscal calendar will begin January 29, 2007 and end February 3, 2008; and

•	Disassembly costs and similar expenses of $550,000 to $625,000 will be expensed as incurred.

Estimated future cash receipts from the sale of assets are expected to exceed future cash expenditures resulting from the estimated charges and expenses by a range of $0.8 million to $1.2 million.

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A copy of the Company’s press release making the announcement is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; and capital requirements and costs.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as a part of this report:

Exhibit	Description
99.1	Press Release dated January 17, 2007

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

	By:	/s/ R. Gary Armbrister
R. Gary Armbrister
Chief Accounting Officer

Date: January 18, 2007

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EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated January 17, 2007